VALENCE TECHNOLOGY, INC.
                                301 CONESTOGA WAY
                             HENDERSON, NEVADA 89015


May 1, 2001

Mr. Stephan Godevais
512-347-8480
3903 Bennedict Lane
Austin, Texas 78746



Dear Stephan:

     I am pleased to offer you a position with Valence Technology, Inc. (the "Company") as its Chief Executive Officer and President. This letter outlines the terms of our employment offer. If it is agreeable to you, please so indicate by executing a copy of this letter in the space provided for below, and returning it to the undersigned. The key terms of our offer are as follows:

1. CAPACITY AND DUTIES. You shall serve the Company as its Chief Executive Officer and President and shall report directly to the Board of Directors of the Company (the "Board of Directors"). Subject to the direction and control of the Board of Directors, you shall have the full authority and responsibility to operate and manage, on a day to day basis, the business and affairs of the Company, and shall perform such other duties and responsibilities as are currently prescribed by the Bylaws of the Company and which are customarily vested in the office of chief executive officer of a corporation. You shall devote your business time, energy and efforts faithfully and diligently to promote the Company's interests. The foregoing shall not preclude you from engaging in appropriate professional, educational, civic, charitable or religious activities or from devoting a reasonable amount of time to private investments, provided that such activities do not interfere or conflict with your duties to the Company. Except for routine travel incident to the business of the Company, you shall perform your duties and obligations under this Agreement principally from an office provided by the Company at a location in Texas to be designated by you.

2. NOMINATION TO THE BOARD OF DIRECTORS. The Company agrees to nominate you to the Board of Directors for all periods during which you serve as Chief Executive Officer and President of the Company and to use its best efforts to cause the shareholders to cast their votes in favor of your continued election to the Board. You agree to resign from the Board of Directors of the Company and each of its subsidiaries at such time as you no longer serve the Company as its Chief Executive Officer and President.

3. COMPENSATION. During the term of your employment with the Company, your salary shall be $500,000 per year. Commencing on January 1, 2002 and on each anniversary thereafter (each, an "Adjustment Date"), or from time to time at the sole discretion of the Board of Directors, your salary shall be reviewed by the Board of Directors and may be increased, but may never be decreased, in the sole discretion of the Board of Directors. The Company may deduct from your salary amounts sufficient to cover applicable federal, state and/or local income tax withholdings and any other amounts, which the Company is required to withhold by applicable law. In the event you or the Company terminate your employment, for any reason, you will earn the Base Salary prorated to the date of termination.

4. STOCK OPTIONS. You will be granted stock options under the Company's stock incentive programs to purchase an aggregate of 1,500,000 shares of the Company's common stock. The options shall have an exercise price equal to the last reported per share sales price at the closing of the NASDAQ National Market on the date that you accept this offer of employment, which date shall be indicated in the space provided for below (the "Acceptance Date"). The options will vest over four years as follows: options to purchase 375,000 shares (25%) will vest on the first anniversary of the Acceptance Date. The remaining options shall vest in 12 equal quarterly installments on September 1, December 1, March 1 and June 1 during the term of your employment. The options shall be evidenced by a stock option agreement in the form of the Company's standard stock option agreement under the Company's incentive programs. The stock option agreement shall contain a provision to the effect that if a Change of Control, termination without Good Cause or resignation with Good Reason (each as defined below) occurs, those options that are scheduled to become exercisable on the vesting date immediately following the Change in Control shall accelerate and become exercisable as of the date of such Change in Control.

5. BENEFITS. During the term of your employment, if and to the extent eligible, you shall be entitled to participate in all operative executive officer benefit and welfare plans of the Company then in effect ("Company Benefit Plans"), including, to the extent then in effect, group life, medical, disability and other insurance plans, all on the same basis generally applicable to the executives of the Company; PROVIDED, HOWEVER, that nothing contained in this paragraph shall, in any manner whatsoever, directly or indirectly, require or otherwise prohibit the Company from amending, modifying, curtailing, discontinuing or otherwise terminating, any Company Benefit Plan at any time effective upon notification to you.

6. PAYMENTS ON CHANGE IN CONTROL OR TERMINATION FOR OTHER THAN GOOD CAUSE OR RESIGNATION FOR GOOD REASON.

     6.1 If during the 24 months commencing on the Acceptance Date, there occurs a Change in Control (as defined in Section 6.3 below) of the Company, the Company terminates your employment for other than Good Cause (as defined in Section 6.2 below), or you resign for Good Reason (as defined in Section 6.4 below), the Company shall (i) pay to you, on the fifth day following the date on which the Change of Control, termination or resignation occurs (which for purposes of this Section 6, shall be the Termination Date), a lump sum payment of an amount equal to $500,000 and (ii) provide you with continued group health insurance coverage for one (1) year following the termination date, on the same terms as during your employment, provided that the Company's carrier allows for such coverage continuation. In the event the Company's carrier does not allow such coverage continuation, the Company will pay the monthly premium for group health benefits for a period of twelve (12) months, provided that you elect to continue such benefits and remain eligible to receive the benefits in accordance with the applicable provisions of COBRA. If your health insurance coverage included your dependents immediately prior to the Termination Date, such dependents shall also be covered at the Company's expense. In the event of a Change in Control, a termination for other than Good Cause or you resign for Good Reason or otherwise following such 24 month period, you shall be entitled to receive only your Base Salary then in effect, prorated to the date of termination, and any benefits and expense reimbursement to which you are entitled by virtue of your employment with the Company and indemnification for acts and decisions made while in your role as Chief Executive Officer and President of the Company.

     6.2 For purposes of this Agreement, "Good Cause" shall mean and include termination by reason of (i) your conviction (including any plea of guilty or no contest) of (x) any felony or misdemeanor involving the embezzlement, theft or misappropriation of monies or other property of the Company or (y) any felony involving the embezzlement, theft or misappropriation of monies or other property or crime of moral turpitude; (ii) willful and continued neglect by you of your duties as Chief Executive Officer and President, but only if such neglect continues for 30 days following receipt by you of written notice from the Company specifying such breach and demanding that you cure such breach, and
(iii) your willful failure to abide by the Company's policies applicable to your employment. Any determination of the existence of "Good Cause" for purpose of this Agreement may be made only by the good faith action of a majority of the Board (not including you if you are a Director) after a reasonable opportunity for you and your counsel to appear before the Board. In the event your employment is terminated for "Good Cause," you shall be entitled to receive only your Base Salary then in effect, prorated to the date of termination, and any benefits and expense reimbursement to which you are entitled by virtue of your employment with the Company and indemnification for acts and decisions made while in your role as Chief Executive Officer and President of the Company.

     6.3 For purposes of this Agreement, "Change in Control" of the Company shall be deemed to have occurred if (a) there shall be consummated (x) any consolidation or merger of the Company into or with another Person (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act")), if the shareholders of the Company immediately prior to such consolidation or merger (collectively, the "Company Shareholders") own less than 50% of the voting control of the surviving corporation immediately after the merger or consolidation, or (y) any sale, lease or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (b) any Person other than Carl Berg or any entity owned or affiliated with him shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of voting securities of the Company representing more than 50% of the voting control of the Company, or (c) a liquidation of the Company.

     6.4 VOLUNTARY RESIGNATION WITH GOOD REASON. You may voluntarily resign your position with the Company for Good Reason, at any time, on thirty (30) days advance written notice. You will be deemed to have resigned for "Good Reason" if you resign following any of the circumstances: (a) the Company relocates your principal work location from the location in Texas you designate at the commencement of your employment without your agreement (b) the Company assigns to you any duties inconsistent with your position as Chief Executive Officer and President of the Company, or substantially diminishes your status, responsibilities or organizational position (c) your Base Salary is reduced more than ten percent (10%) (d) the Company (i) fails to continue in effect, at a level at least equal to the compensation or benefits (or formulas therefore) in effect immediately prior to a Change of Control (as defined in Paragraph 6.3), any compensation plan in which you participated prior to the Change of Control, including, but not limited to, the Company's incentive compensation plans (including stock option and stock purchase plans), or (ii) makes any change to such compensation plans or benefits which has the effect of substantially diminishing the level of your overall benefits received under this Agreement, unless an equitable arrangement has been made with respect to such compensation plan or benefits that you have approved (d) a Change of Control (as defined in Paragraph 6.3) occurs (e) you are involuntarily removed from the Company's Board of Directors or the stockholders of the Company vote to remove you from the Company's Board in any vote taken for that purpose (except where you have been terminated for "Good Cause" as defined in Paragraph 6.2) or (f) the Company has breached a material provision of this Agreement that has not been cured within 30 days of written notice from you to the Company.

7. BUSINESS EXPENSES. You will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of your duties on behalf of the Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with the Company's policies.

8. CERTAIN EXPENSES. The Company shall reimburse you (i) reasonable attorney's fees incurred in reviewing this letter and negotiating the terms of your employment, and (ii) reasonable costs incurred by you in relocating you and your family in proximity to the Company's principal executive offices (if you are so requested).

9. DISPUTE RESOLUTION. All disputes arising in connection with your employment shall be settled by binding arbitration under the rules of the American Arbitration Association in the county in which the principal executive offices of the Company is located at the time the dispute arises. The Company and you will execute a separate arbitration agreement in customary form evidencing such agreement.

10. MISCELLANEOUS. Because of the nature of the Company's business, you must execute a Confidentiality Agreement in the Company's standard form as a condition of your employment with the Company. That Agreement may be modified by the Company from time to time, and as a condition of continued employment you agree to execute any amended Agreement. Your employment with the Company will be on an at-will basis, meaning that either you or the Company may terminate the employment at any time, on thirty days written notice to the other (except in the case of termination for Good Cause), and with or without Good Cause. No employee of the Company may alter your status as an at-will employee.

     To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter sets forth the terms of your employment with the Company as of this date and supersedes any prior representations or agreements whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

     Stephan, it is my firm belief that you will be a wonderful addition to our senior management team. I'm looking forward to working with you as Chief Executive Officer and President of Valence Technology, Inc..

                                   Sincerely,

                                   /S/ LEV DAWSON
                                   ---------------------------------
                                   Lev Dawson, Chairman of the Board


ACCEPTED AND AGREED TO:

/S/ STEPHAN GODEVAIS
-----------------------------
Stephan Godevais                                     Date: May 2, 2001